Exhibit 4.6

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance

May 20, 2010

TESLA MOTORS, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

For value received, the receipt and sufficiency of which is hereby acknowledged, this Warrant to purchase      shares on a net exercise basis is issued to          or its assigns (the “Holder”) by Tesla Motors, Inc., a Delaware corporation (the “Company”).

This Warrant is one in a series of warrants issued pursuant to a Settlement Agreement dated of even date herewith that are net exercisable for an aggregate amount of 300,000 shares of the Company’s Common Stock.

1. Purchase of Shares.

(a) Type of Shares. Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to the number of fully paid and nonassessable shares of Common Stock (the “Shares”) as described in Section 1(c) below (as adjusted pursuant to Section 7 hereof).

(b) Exercise Price. The purchase price for the Shares issuable pursuant to this Section 1 shall be $2.98 per share. The Shares and the purchase price of such Shares shall be subject to adjustment pursuant to Section 7 hereof. Such purchase price, as adjusted from time to time, is herein referred to as the “Exercise Price.”

(c) Number of Shares. This Warrant may only be net exercised pursuant to Section 4 hereof immediately prior to the closing of the Company’s initial public offering and the number of shares purchasable under the Warrant shall equal that number of Shares necessary such that the number of Shares issuable to the Holder upon such net exercise is equal to      Shares (subject to adjustment pursuant to Section 7 hereof).

2. Exercise Period. This Warrant shall be automatically net exercised immediately prior to the closing of a firm commitment underwritten initial public offering of the Company’s Common Stock (the “Exercise Period”); provided, however, that in the event the Exercise Price of this Warrant is greater than or equal to the price per share of the Common Stock sold in such initial public offering, this Warrant shall terminate upon the closing of such initial public offering.

3. [Intentionally Omitted.]

4. Net Exercise. The Holder shall automatically receive shares equal to the value of this Warrant by surrender of this Warrant at the principal office of the Company (a “Net Exercise”) immediately prior to the closing of a firm commitment underwritten initial public offering.

5. Exchange Right.

(a) In lieu of Net Exercising this Warrant pursuant to Section 4, prior to the closing of a transaction deemed to be a liquidation pursuant to Article IV(B)(2)(c)(i) of the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended from time to time (a “Corporate Transaction”), by written notice to the acquiring entity (the “Acquiring Person”) at least five (5) days before the date of closing of such Corporate Transaction, the Holder may assign, in whole or in part, this Warrant to the Acquiring Person and receive in exchange from the Acquiring Person immediately prior to such closing, without the payment by the Holder of any additional consideration, an amount and type of consideration equal to the amount and type of consideration that would have been payable by the Acquiring Person in the Corporate Transaction with respect to that number of Warrant Shares that would have been issuable had the portion of the Warrant that is so assigned pursuant to this Section 5 not been assigned but instead been Net Exercised pursuant to Section 4. The Company shall give the holder of this Warrant written notice of a Corporate Transaction at least fifteen (15) days prior to the consummation of the Corporate Transaction.

(b) The type of consideration paid by the Acquiring Person for the portion of this Warrant that could be Net Exercised into one Share pursuant to Section 4 shall be the same type of consideration, whether stock, securities or other property, paid for one Share in the Corporate Transaction, or if more than one type of consideration is paid for one Share in the Corporate Transaction, the same types and on the same relative basis as is paid for one Share in the Corporate Transaction (assuming, in the case of a Corporate Transaction involving the sale or transfer of all or substantially all of its assets, that the consideration received by the Company is distributed to the stockholders of the Company on the date of closing of such sale or transfer).

6. Covenants of the Company.

(a) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a stock dividend) or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(b) Covenants as to Exercise Shares. The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(c) No Impairment. Except and to the extent waived or consented to by the Holder, or as otherwise permitted under the terms hereof the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

7. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

8. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment for the value of such fractional share on the basis of the Exercise Price then in effect.

9. No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and except as otherwise provided in this Warrant, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company. When this Warrant is exercised into Shares, the holder of such Shares shall be entitled to all of the rights, and shall be subject to the obligations, generally applicable to holders of the Shares.

10. Transfer of Warrant. Subject to compliance with applicable federal and state securities laws and any other contractual restrictions between the Company and the Holder, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company. Within a reasonable time after the Company’s receipt of an executed Assignment Form in the form attached hereto, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one or more appropriate new warrants.

11. Governing Law. This Warrant shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

12. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

13. Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

14. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 14):

If to the Company:

TESLA MOTORS, INC.

3500 Deer Creek Road

Palo Alto, CA 94304

Attention: Chief Executive Officer

If to Holders:

At the addresses shown on the signature pages hereto.

15. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (as affidavit of the Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of the document evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or investment fund, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such document, the Company shall (at its expense) execute and deliver in lieu of such document a new document of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated document.

16. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Warrant, the resolution of any controversy or claim arising out of or relating to this Warrant and the provision of notice shall be conducted pursuant to the terms of the Secured Note and Warrant Purchase Agreement dated as of February 14, 2008, as amended (the “Purchase Agreement”) by and among the Company, Holder and certain other investors.

17. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date above written.

TESLA MOTORS, INC.

By:
Elon Musk
Chief Executive Officer

Address:
3500 Deer Creek Road Palo Alto, CA 94304

ACKNOWLEDGED AND AGREED:

“HOLDER”

By:

Name:

Title:

Address:

[Signature Page to Warrant]

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute

this form and supply required information.

Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated:

Holder’s
Signature:

Holder’s
Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.